Exhibit 99.2
News Release
Amkor Technology Completes Sale of $400 Million of its 6.625% Senior Notes due 2021
CHANDLER, AZ, May 20, 2011 — Amkor Technology, Inc. (NASDAQ: AMKR) today announced that it has completed its previously announced offering of $400 million aggregate principal amount of its 6.625% Senior Notes due 2021. The proceeds from the offering will be used to fund the company’s tender offer for the approximately $264.3 million aggregate principal amount of its outstanding 9.25% Senior Notes due 2016 (the “2016 Notes”), for general corporate purposes, including the redemption of any 2016 Notes not tendered in the tender offer and the refinancing of the company’s 2.50% Convertible Senior Subordinated Notes due May 2011, and to pay related fees and expenses.
This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.
About Amkor
Amkor is a leading provider of semiconductor assembly and test services to semiconductor companies and electronics OEMs. More information on Amkor is available from the company’s Securities and Exchange Commission (the “SEC”) filings and on Amkor’s website: www.amkor.com.
Forward-Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements regarding the expected use of proceeds from the offering, the tender offer for the 2016 Notes and certain financing activities. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements. Important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in our Annual Report on Form 10-K for the year ended December 31, 2010, and in our subsequent filings with the SEC made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Contacts
Amkor Technology, Inc.
Joanne Solomon
Executive Vice President and Chief Financial Officer
480-786-7878